Exhibit (a)(2)(ii)

SCHEDULE A

SERIES AND CLASSES

As of March 10, 2009

Series	Classes
AQR Diversified Arbitrage Fund	Class I and Class N
AQR Emerging Markets Fund	Class Y, Class I and Class N
AQR Global Equity Fund	Class Y, Class I and Class N
AQR International Equity Fund	Class Y, Class I and Class N
AQR International Small Cap Fund	Class Y, Class I and Class N
AQR Equity Plus Fund	Class I and Class N
AQR Small Cap Core Fund	Class I and Class N
AQR Small Cap Growth Fund	Class I and Class N
AQR Momentum Fund	Class L
AQR Small Cap Momentum Fund	Class L
AQR International Momentum Fund	Class L